Exhibit 99.1

www.avanex.com

For immediate release

Avanex Announces First Quarter Fiscal 2006 Financial Results

Restructuring Efforts Yield Improved Gross Margins

FREMONT, Calif. – Nov. 9, 2005 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported financial results for its first fiscal quarter ended Sept. 30, 2005.

Net revenue in the first fiscal quarter was $41.2 million, compared with $42.7 million in the prior quarter and up 15 percent from net revenue of $35.8 million in the first fiscal quarter of the prior year.

The company reported a net loss of $16.9 million, or ($0.12) per share in the first quarter, compared with a net loss of $42.8 million, or ($0.30) per share in the prior quarter and a net loss of $22.3 million, or ($0.16) per share in the first fiscal quarter of the prior year. Excluding certain items, non-GAAP net loss for the first fiscal quarter of 2006 was $14.7 million, or ($0.10) per share. The non-GAAP net loss excludes amortization of intangibles, restructuring charges, stock-based compensation and other non-recurring items totaling $2.2 million. The continued transfer of manufacturing to lower-cost contract manufacturers reduced the company’s manufacturing overhead in the first quarter, resulting in sequential gross margin improvement of 5 percent. The non-GAAP net loss in the first quarter a year ago, with the same adjustments, was $18.4 million. (a)

“Our restructuring efforts are resulting in steady improvements in our gross margin,” said Jo Major, president and CEO of Avanex. “In addition, subsequent to quarter end, we reached several major agreements that support our restructuring efforts and substantially improve our liquidity,” Major said. “These agreements, in conjunction with the completed manufacturing transition of our California operations, and the expected completion of our New York manufacturing transition in the second fiscal quarter, will allow us to focus more of our resources on revenue and earnings growth in calendar 2006.”

Path to Profitability

The company’s plans to shift resources to its Asian centers in Thailand and China are being implemented on schedule. The restructuring initiatives announced since December 2004, specifically the restructuring of our North American and French operations, are progressing along our plan, and are expected to result in a cumulative quarterly expense reduction of $10.0 million, primarily improving cost of goods sold. The company believes that the simplified operating structure and modest revenue growth will allow it to achieve an additional $5.0 million of quarterly operating improvement, primarily from operating expenses, by April 1, 2006. The preceding figures will be offset by non-cash stock compensation expenses.

Corporate Headquarters

40919 Encyclopedia Circle, Fremont, CA 94538 USA • Telephone 510-897-4188 Fax 510-897-4189

Fiscal First Quarter Highlights

•	Achieved gross margin of five percent, a sequential improvement of five percentage points

•	New design wins in virtually all product lines and in all geographies that we serve; the most significant design wins came from products with core Avanex module technology, which integrates higher level firmware and software with traditional telecommunications optical hardware, with new optical features, including dispersion management and optical monitoring.

Post-Quarter Highlights

•	As part of a series of transactions, the company entered into a supply agreement with Alcatel to provide 70 percent share of Alcatel’s optical component needs through October 2007

•	Reached purchase agreement with Thales for high power lasers that is in effect through March 2006

•	Planning of the Italian manufacturing outsourcing program has been completed, with all test and assembly operations scheduled for transfer to Asia by February 2006

Improving Liquidity

We expect approximately $25 million in liquidity improvements over the next three quarters, resulting from the agreements recently reached, which include rent and facilities credits and prepayment of receivables and the redemption of French tax credits and the monetization of other current assets. The $25 million will be partially offset by expenses associated with the recently announced settlement with our convertible debt noteholders.

Q2 FY 2006 Outlook

Revenue is expected to be in the range of $41 million to $45 million in the fiscal second quarter. Gross margins are expected to increase to be more than 10 percent.

Conference Call

Avanex will host a conference call today, Nov. 9, 2005, at 4:30 p.m. EDT. The number for the conference call is 210.234.0016, and the password is “Avanex.” To listen via the Internet, please log on to www.avanex.com. A replay of the conference call will be available until Nov. 17, 2005 at 402.220.9749 or online at www.avanex.com under “Investors/Audio Archives.”

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex also maintains facilities in Erwin Park, N.Y.; Shanghai, China; Nozay, France; San Donato, Italy; and Bangkok, Thailand. The facilities also are home to Avanex’s Centers of Excellence for specialized research and manufacturing. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding cost reduction and restructuring measures, the transfer of manufacturing operations to lower cost regions, expected second fiscal quarter operating results, reductions in the company’s expenses and improvements in the company’s liquidity, the company’s competitive position, product development efforts and changes in the market for the company’s products. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in integrating the businesses acquired from Alcatel, Corning and Vitesse Semiconductor, or in reducing the cost structure of the combined company, the company’s inability to achieve the anticipated benefits of the acquired businesses, to effect its restructuring goals or to successfully transfer manufacturing operations to lower cost regions, any slowdown or deferral of new orders for products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated. In addition, the accounting for the adoption of FAS123R expensing is preliminary and subject to revision. Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2005.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

a Details on the items excluded from non-GAAP net loss and non-GAAP net loss per share are available in the table entitled “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss” following the accompanying financial statements.

Contact Information

Investor Relations:

Deborah Stapleton

650-470-0200

deb@stapleton.com

AVANEX CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Three Months Ended June 30, 2005
	GAAP	GAAP	GAAP
Net revenue	$41,233	$35,798	$42,712
Cost of revenue	39,107	36,741	42,826
Gross profit (loss)	2,126	(943)	(114)
Gross profit %	5%	-3%	0%

Operating expenses:
Research and development	7,127	8,246	8,179
Sales and marketing	3,788	4,381	3,747
General and administrative	5,274	4,835	4,327
Loss on disposal of property and equipment	7	—	36
Amortization of intangibles	1,765	1,239	2,000
Restructuring	40	2,588	21,229
Merger costs	—	164	—

Total operating expenses	18,001	21,453	39,518

Loss from operations	(15,875)	(22,396)	(39,632)
Other (expense) income, net	(1,048)	74	(3,180)

Net loss	$(16,923)	$(22,322)	$(42,812)

Basic and diluted net loss per common share	$(0.12)	$(0.16)	$(0.30)

Weighted average shares used in computing basic and diluted net loss per common share	145,182	143,644	144,822

AVANEX CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2005	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$15,104	$26,811
Restricted cash and investments	8,165	8,165
Short-term investments	30,891	38,929
Accounts receivable, net	20,871	22,788
Inventories	32,785	36,014
Due from related parties	13,029	15,357
Other current assets	20,860	20,645

Total current assets	141,705	168,709
Property and equipment, net	7,576	8,612
Intangibles, net	6,920	8,686
Goodwill	9,408	9,408
Other assets	4,118	4,241

Total assets	$169,727	$199,656

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,662	$28,251
Accrued compensation	8,857	10,741
Accrued warranty	5,243	5,268
Due to related parties	1,910	1,549
Other accrued expenses and deferred revenue	9,039	12,230
Current portion of other long-term obligations	3,249	2,910
Current portion of accrued restructuring	26,966	32,040

Total current liabilities	84,926	92,989
Accrued restructuring	8,850	14,137
Long-term convertible note	30,052	29,408
Other long-term obligations	8,346	9,374

Total liabilities	132,174	145,908

Stockholders’ equity:
Common stock	145	145
Additional paid-in capital	668,385	667,923
Deferred compensation	—	(353)
Accmulated other comprehensive income	5,391	5,478
Accumulated deficit	(636,368)	(619,445)

Total stockholders’ equity	37,553	53,748

Total liabilities and stockholders’ equity	$169,727	$199,656

AVANEX CORPORATION

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,
	2005	2004	2005
Net loss, GAAP:	$(16,923)	$(22,322)	$(42,812)
Adjustments:
Share-based payments	$442	$83	$72
Amortization of intangibles	1,765	1,239	2,000
Restructuring, without share-based payments	29	2,588	21,229
Write-off of long-term investment	—	—	4,400

Net loss, non-GAAP measures	$(14,687)	$(18,412)	$(15,111)

Non-GAAP measures basic and diluted net loss per common share	(0.10)	(0.13)	(0.10)

Weighted average shares used in computing basic and diluted net loss per common share	145,182	143,644	144,822